Exhibit 99.1

ARMADA HOFFLER PROPERTIES REPORTS THIRD QUARTER 2015 RESULTS

Normalized FFO of $0.26 Per Diluted Share

Core Operating Property Portfolio at 95.6% Occupancy

Company Raised 2015 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, November 3, 2015 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended September 30, 2015.

Highlights include:

•	Funds From Operations (“FFO”) of $10.7 million, or $0.25 per diluted share, for the quarter ended September 30, 2015 compared to FFO of $7.3 million, or $0.21 per diluted share, for the quarter ended September 30, 2014.

•	Normalized FFO of $11.0 million, or $0.26 per diluted share, for the quarter ended September 30, 2015 compared to Normalized FFO of $7.5 million, or $0.22 per diluted share, for the quarter ended September 30, 2014.

•	The Company raised its 2015 full-year Normalized FFO guidance range to $0.91 to $0.93 per diluted share, from its previous guidance range of $0.88 to $0.91 per diluted share.

•	Core operating property portfolio occupancy up to 95.6% compared to 95.1% as of September 30, 2014.

•	Increased quarterly GAAP Same Store Net Operating Income (“NOI”) 2.9% and cash Same Store NOI 5.7% compared to the third quarter of 2014.

•	Added 225,000 square feet to the Company’s core operating property portfolio with the acquisitions of Providence Plaza in Charlotte, North Carolina, Columbus Village in Virginia Beach, Virginia and Socastee Commons in Myrtle Beach, South Carolina.

•	Stabilized Encore Apartments in the Town Center of Virginia Beach, Virginia and Liberty Apartments in Newport News, Virginia, representing 483 residential units at a combined occupancy of 91.9%, and added both to the Company’s core operating property portfolio.

November 3, 2015

•	In October, the Company:

•	Agreed to invest up to $23.0 million in the new Point Street Apartments development project in the Harbor Point area of Baltimore, Maryland with options to acquire a controlling interest upon the project’s completion.

•	Completed the sale of the recently delivered Oceaneering International office building for $30.0 million, representing a 20% profit.

Commenting on the Company’s results, Louis Haddad, President and CEO, said, “Our fifth consecutive quarter of Same Store NOI growth, the stabilization of the remaining two assets in our multifamily portfolio, the acquisition of 225,000 square feet of stabilized retail space and better than expected construction gross profits have allowed us to once again raise our earnings guidance for the year. Combined with today’s announcement of our investment in the Point Street Apartments development project, this quarter perfectly illustrates the broad and diverse capabilities of our unique business model.”

Financial Results

Net income for the third quarter increased 57.5% to $4.3 million, or $0.10 per diluted share, compared to $2.8 million, or $0.08 per diluted share, for the third quarter of 2014. FFO for the third quarter increased 45.5% to $10.7 million, or $0.25 per diluted share, compared to $7.3 million, or $0.21 per diluted share, for the third quarter of 2014. Normalized FFO for the third quarter increased 47.3% to $11.0 million, or $0.26 per diluted share, compared to $7.5 million, or $0.22 per diluted share, for the third quarter of 2014.

The year-over-year increases in net income, FFO and Normalized FFO were primarily attributable to higher gross profits from the Company’s construction business, organic growth in the Same Store property portfolio, property acquisitions and the delivery and stabilization of new real estate development projects.

Operating Performance

At the end of the third quarter, the Company’s office, retail and multifamily core operating property portfolios were 95.5%, 96.2% and 94.9% occupied, respectively.

Total construction contract backlog was $118.2 million at the end of the third quarter.

Balance Sheet and Financing Activity

At the end of the third quarter, the Company had total outstanding debt of $420.1 million, including $106.0 million outstanding under the $150.0 million revolving credit facility.

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November 3, 2015

Approximately 51.5% of the Company’s debt had fixed interest rates or were subject to interest rate swap locks at September 30, 2015. After considering LIBOR interest rate caps with strike prices at or below 150 basis points, approximately 77.3% of the Company’s debt was fixed or hedged at September 30, 2015. In October, the Company entered into a $75.0 million LIBOR interest rate cap agreement with a strike price of 125 basis points. With this new LIBOR interest rate cap, approximately 95.2% of the Company’s debt is fixed or hedged.

During the third quarter, the Company raised $4.1 million of gross proceeds under the At-The-Market (“ATM”) continuous equity offering program at a weighted average price of $10.11 per share. In July, the Company closed on a $50.0 million construction loan to fund the Johns Hopkins Village project.

Outlook

The Company raised 2015 full-year Normalized FFO guidance due to better than expected multifamily leasing and third party construction gross profit. The following table outlines the Company’s assumptions along with Normalized FFO per share estimates for the full-year 2015.

Full-year 2015 Guidance [1]	Expected Ranges
Total GAAP NOI	$53.7M	$53.9M
Construction company annual segment gross profit	$5.8M	$6.1M
General and administrative expenses	$8.3M	$8.5M
Interest expense	$13.3M	$13.5M
Normalized FFO per diluted share [2]	$0.91	$0.93

[1]	Excludes the impact of any future, unannounced acquisitions, dispositions or other capital markets activity, except for the announced disposition of Oceaneering and additional shares that may be issued under the ATM program, assuming favorable market conditions.
[2]	Normalized FFO excludes certain items, including debt extinguishment losses, property acquisition costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items. See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO assumes 41.1 million weighted average shares and units outstanding, including shares issued under the ATM program.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

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November 3, 2015

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, November 3, 2015 at 8:30 a.m. Eastern Time to review quarterly results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Thursday, December 3, 2015 by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13618525.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

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November 3, 2015

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included on page eight of this release.

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November 3, 2015

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	December 31,
	2015	2014
	(Unaudited)
Assets
Real estate investments:
Income producing property	$649,029	$513,918
Held for development	1,180	—
Construction in progress	35,407	81,082
Accumulated depreciation	(129,996)	(116,099)

Net real estate investments	555,620	478,901

Real estate investments held for sale	—	8,538

Cash and cash equivalents	15,191	25,883
Restricted cash	4,243	4,224
Accounts receivable, net	22,006	20,548
Construction receivables, including retentions	48,097	19,432
Construction costs and estimated earnings in excess of billings	289	272
Other assets	48,647	33,108

Total Assets	$694,093	$590,906

Liabilities and Equity
Indebtedness	$420,145	$359,229
Accounts payable and accrued liabilities	6,278	8,358
Construction payables, including retentions	54,159	42,399
Billings in excess of construction costs and estimated earnings	2,512	1,053
Other liabilities	25,350	17,961

Total Liabilities	508,444	429,000

Total Equity	185,649	161,906

Total Liabilities and Equity	$694,093	$590,906

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November 3, 2015

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Unaudited)
Revenues
Rental revenues	$21,303	$16,713	$59,401	$47,225
General contracting and real estate services	53,822	31,532	129,959	71,261

Total revenues	75,125	48,245	189,360	118,486

Expenses
Rental expenses	4,865	4,414	14,256	12,230
Real estate taxes	2,056	1,480	5,672	4,231
General contracting and real estate services	51,716	30,468	125,141	67,807
Depreciation and amortization	6,317	4,567	16,991	12,593
General and administrative	1,873	1,741	6,297	5,768
Acquisition, development and other pursuit costs	288	174	1,050	174
Impairment charges	—	15	23	15

Total expenses	67,115	42,859	169,430	102,818

Operating income	8,010	5,386	19,930	15,668

Interest expense	(3,518)	(2,734)	(9,922)	(7,977)
Loss on extinguishment of debt	(3)	—	(410)	—
Gain on real estate dispositions	—	—	13,407	—
Other (expense) income	(34)	59	(182)	(23)

Income before taxes	4,455	2,711	22,823	7,668
Income tax benefit (provision)	(118)	43	(83)	(135)

Net income	$4,337	2,754	22,740	7,533

Per diluted share	$0.10	$0.08	$0.56	$0.23

Weighted average shares - diluted	41,877	34,557	40,691	33,479

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November 3, 2015

ARMADA HOFFLER PROPERTIES, INC.

RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
		(Unaudited)

Net income	$4,337	$2,754	$22,740	$7,533

Depreciation and amortization	6,317	4,567	16,991	12,593
Gain on real estate dispositions	—	—	(13,407)	—

Funds From Operations (FFO)	$10,654	$7,321	$26,324	$20,126

Acquisition, development and other pursuit costs	288	174	1,050	174
Impairment charges	—	15	23	15
Loss on extinguishment of debt	3	—	410	—
Derivative mark-to-market adjustments	51	(46)	238	123

Normalized FFO	$10,996	$7,464	$28,045	$20,438

FFO per diluted share	$0.25	$0.21	$0.65	$0.60

Normalized FFO per diluted share	$0.26	$0.22	$0.69	$0.61

Weighted average shares - diluted	41,877	34,557	40,691	33,479

Contact:

Michael P. O’Hara

Armada Hoffler Properties, Inc.

Chief Financial Officer and Treasurer

Email: MOHara@ArmadaHoffler.com

Phone: (757) 366-6684

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